Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 (Amendment No. 4) of our report dated July 29, 2005, except for the restatement discussed under “Amendment No. 1” in Note 2 to the consolidated financial statements, as to which the date is November 21, 2005, and except for the restatement and effects of discontinued operations discussed under “Amendment No. 2” in Note 2 and “Amendment No. 2” in Note 16 to the consolidated financial statements regarding the disposition of the Avure Business, as to which the date is January 31, 2006, relating to the financial statements and financial statement schedule of Flow International Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Seattle, Washington

February 7, 2006